EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO	Parice Halbert, CFA
763-553-7736	Westwicke Partners
Michael Kramer, CFO	443-213-0500
763-557-2222
ATS Forcefield Anti-platelet Technology Continues to Demonstrate Positive Results
Minneapolis, MN, November 3, 2008 — ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced completion of the final feasibility milestone in the development of the ATS ForcefieldTM technology. The animal feasibility study has been completed with positive results regarding the inhibition of platelet adhesion on mechanical heart valve prostheses.
This technology has been the focus of presentations at the American Society for Artificial Internal Organs Conference (ASAIO) in June and at the European Association for Cardio-Thoracic Surgeons (EACTS) meeting in September. Previously, Dr. Mark Slaughter, Professor and Chief of Cardiothoracic Surgery at the University of Louisville and Jewish Hospital presented his findings in an acute human trial with excellent results. Adding to this foundation of positive results, ATS has just completed a 90-day animal feasibility study that has demonstrated the longer term sustained effect of Forcefield on a functioning mechanical heart valve implanted in the mitral position. Examination of the surviving animals confirmed essentially zero presence of platelets on the surface of the heart valves after 90-days without the use of anti-coagulation treatment.
The combination of in vitro human blood results, acute human study results, and now this longer term functioning heart valve in an animal model supports our view that the novel Forcefield technology will prove effective and broadly applicable. The next steps will be in preparation for human feasibility trials.
“Forcefield is an enabling technology insofar as the biocompatible interface that we create between a device and the bloodstream is the result of controlling the manner by which a person’s blood first interacts with a device. The result is a natural solution and genuinely biocompatible interface between the device and bloodstream. The magnitude of this achievement is one of a kind and we predict will be disruptive in the future to the implantable device marketplace,” said Michael Dale, President and CEO. “The elimination of long term anti-coagulation medication would provide physicians greater therapy options in the selection of device type and most importantly better therapy for their patients.”
Images of ATS Forcefield study results are available for viewing on atsmedical.com using the following link:
http://phx.corporate-ir.net/phoenix.zhtml?c=89111&p=irol-presentations
About ATS Medical
ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The Company, global in scope, is headquartered in Minneapolis, Minnesota. More than 160,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the outcome of pending litigation matters, the integration of the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its most recent quarterly report on Form 10-Q.
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